EC3 Putnam Absolute Return 300 Fund attachment
April 30, 2012 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		7,705
Class B		126
Class C		738

72DD2 (000s omitted)

Class M		159
Class R		6
Class Y		3,957

73A1

Class A		0.103
Class B		0.082
Class C		0.027

73A2

Class M		0.096
Class R		0.077
Class Y		0.129

74U1 (000s omitted)

Class A		60,182
Class B		1,448
Class C		23,644

74U2 (000s omitted)

Class M		1,332
Class R		73
Class Y		23,717

74V1

Class A		10.43
Class B		10.38
Class C		10.32

74V2

Class M		10.40
Class R		10.40
Class Y		10.46


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.